Exhibit 10.1

EMPLOYMENT AND CONSULTING AGREEMENT

(Interim Chief Executive Officer)

THIS EMPLOYMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of September 25, 2008 by and among Strata Bank, a bank chartered under the laws of Massachusetts with its headquarters located in Medway, Massachusetts (the “Bank”), Service Bancorp, MHC, a mutual holding company chartered under the laws of Massachusetts (the “MHC”), Service Bancorp, Inc., a corporation chartered under the laws of Massachusetts (the “Company” and together with the MHC, the “Holding Companies” and together with the MHC and the Bank, the “Companies”) and Edward A. Hjerpe, III (the “Executive”).

In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1. Engagement. Subject to the terms and conditions set forth in this Agreement, the Companies hereby engage the Executive to provide the services specified in Section 3, and the Executive hereby accepts such engagement by the Companies.

2. Term. The Executive’s engagement to perform consulting services as described in Section 3 shall commence effective September 23, 2008 and shall terminate on the earlier to occur of (a) the date the Executive’s employment by the Companies hereunder becomes permissible under FDIC regulations and (b) the date this Agreement is terminated pursuant to Section 5. The Executive’s employment hereunder shall commence on the date the Executive’s employment by the Companies hereunder becomes permissible under FDIC regulations and continue until the effective date of termination pursuant to Section 5. The term of this Agreement (the “Term”) shall commence effective September 23, 2008 and continue until the effective date of termination pursuant to Section 5.

3. Services.

(a) Duties. During the period in which the Executive is consulting to the Companies, the Executive shall perform such strategic, management, financial and other consulting services as the Boards of Directors of each of the Companies (the “Boards”) shall determine; provided, however, that the Executive shall not perform the duties of a senior executive officer until such time as such service becomes permissible under FDIC regulations. During the period in which the Executive is employed by the Companies, the Executive shall serve as a senior executive officer of the Companies, initially with the title “Interim Chief Executive Officer” of each Company. As Interim Chief Executive Officer, the Executive shall have, subject to the authority of the Boards, general charge and supervision of the business operations of the Companies and in general shall perform all duties incident to the office of chief executive officer, and other related and similar services as the Boards or any of them may request from time to time. Notwithstanding anything else in this Agreement, if, during the Term, the Companies’ President and Chief Executive Officer returns from leave and is fit for duty, then Executive’s authority to act as Interim Chief Executive Officer, if applicable, shall automatically cease, in which case the Executive shall serve as Interim Chief Operating Officer of the Companies and have such authority and responsibility as the Boards shall designate.

(b) Other Clients and Responsibilities. The Companies acknowledge and agree that the Executive performs consulting services for two existing clients (the “Other Clients”) and serves on the board of directors of three companies (the “Board Services”), which Other Clients and Board Services are listed on Exhibit A hereto. During the Term, without the prior written consent of the Chairman of the Board of the Board of Directors of the Company (the “Board Chair”), the Executive agrees not to enter into or perform any other employment agreement, or any consulting or similar arrangement except for this Agreement and any agreement with the Other Clients. The Executive may continue to perform the Board Services.

(c) Fulfillment of Duties. The Executive hereby agrees (i) to perform all services hereunder in a professional and workmanlike manner, and (ii) to work from the Company’s executive office an average of four days per week. Subject to the foregoing, the Executive may also work from home as necessary or appropriate. The Executive agrees to notify the Board Chair at least one business day in advance if the Executive will be absent from the Company’s offices for more than two consecutive business days.

(d) Board Observation. The Executive may be present at meetings of the Boards and shall receive in such observer capacity a copy of all notices, minutes, consents and other material that any of the Companies provides to the Boards, subject to the provisions of Section 7 hereof. The Executive acknowledges and agrees that the Executive shall not have the right to vote on any matter at any meetings. Each of the Companies, in its sole discretion, reserves the right to exclude the Executive from all or part of any meeting of the Boards and to limit access of the Executive to any information made available to members of the Boards with respect to the Executive’s performance hereunder or potential appointment as a permanent executive, to maintain a legal privilege with respect to information of any of the Companies, to preserve or protect the exercise of any of the Board’s fiduciary duties or to avoid a possible conflict of interest.

4. Compensation and Business Expenses. As compensation for all services performed by the Executive for the Companies during the Term, and subject to performance of the Executive’s duties and obligations, pursuant to this Agreement and otherwise, the Bank shall pay to the Executive the following:

(a) Cash Compensation. For each two-week payroll cycle (each, a “Cycle”), $18,461.54, subject to reduction as hereinafter described, except for the Executive’s first and last Cycles, payment for which shall be based on the number of days the Executive performed services under this Agreement during such Cycle multiplied by $1,920. The Executive shall submit an invoice for each Cycle indicating the number of Credits (as defined below) to be applied for such Cycle. The Bank shall pay such invoice in accordance with its standard payroll practice and procedure, which currently provides that if the Executive submits the invoice on the last business day of a Cycle, the Bank will pay such invoice on the Wednesday thereafter. If the Executive works on the Companies’ business, in his capacity hereunder on any business day, for less than half of a standard eight-hour business day because the Executive is working on Other Client matters, the Executive shall credit the Companies $960 for each such half-day, and if the Executive works a full standard business day on Other Client matters, the Executive shall credit the Companies $1,920 for each such business day (each, a “Credit”, all of which shall be reflected on the invoice for such Cycle).

(b) Expenses. The Companies shall pay or reimburse the Executive for all reasonable and necessary business expenses, including mileage for traveling to and from the Companies’ executive offices in Franklin according to the Companies’ standard mileage reimbursement policies, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Companies from time to time.

(c) Long Term Stock Award. The Company will grant to the Executive on the first day of the Executive’s employment hereunder a Restricted Stock Award, pursuant to the Company’s Amended and Restated 1999 Stock Option Plan (the “Plan”) and subject to an award agreement entered into by the Company and the Executive, of 10,000 shares of the Company’s common stock (the “Long Term Award”). The Long Term Award shall vest in twenty-four monthly installments, the first twenty-three of which shall be 415 shares each, and the final installment of which shall be 455 shares, with the first installment vesting on the first day of the month following the month in which Executive’s employment shall commence and succeeding installments vesting on the first day of each calendar month thereafter, subject to the terms of the Long Term Award.

(d) Second Step Stock Award. If the MHC files a plan of reorganization providing for the conversion of the MHC from mutual to stock form, and in connection therewith, the resulting entity files a registration statement with respect to its common stock with the Securities and Exchange Commission (“Second Step SEC Filing”), the Company will grant to the Executive within 15 business days of the Second Step SEC Filing a Restricted Stock Award, pursuant to the Plan and subject to an award agreement entered into by the Company and the Executive, of 2,000 shares of Company common stock (the “Second Step Stock Award”). The Second Step Stock Award shall vest in twenty-four monthly installments, the first twenty-three of which shall be 83 shares each, and the final installment of which shall be 91 shares, with the first installment vesting on the first day of the first calendar month subsequent to the grant of the Second Step Stock Award and succeeding installments vesting on the first day of each calendar month thereafter, subject to the terms of the Second Step Stock Award.

(e) Exclusive Compensation. The Executive’s compensation as described in the foregoing sections (a) through (d) shall be the exclusive form of compensation to which the Executive shall be entitled in consideration of his services under this Agreement. Without limiting the foregoing, the Executive shall not be entitled to participate in any bonus or other incentive pay arrangement maintained by the Companies. The Executive waives his rights, if any, to participate in, and shall not participate or receive benefits under, any qualified and non-qualified retirement, pension, savings, deferred compensation and profit-sharing plans, any group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, vacation pay, severance pay, or any other employee benefit and compensation plan as may from time to time be maintained by, or cover employees of, the Companies (“Benefit Plans”) notwithstanding any terms and conditions of such Benefit Plans to the contrary. Without limiting the foregoing, the Executive hereby waives all rights to participate in and accrue benefits under any and all Benefit Plans and agrees to take all acts and execute all instruments that may be requested by the Companies in connection with such waiver.

(f) Taxation of Payments and Benefits. The Companies shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Companies to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Allocation of Compensation Expense Among the Companies. The Companies shall allocate among them the expense associated with the compensation and benefits payable to the Executive hereunder, which allocation shall be made in accordance with the Inter-Company Tax and Expense Allocation Policy, if any, then in effect, or in the absence of such a policy, equitably as the Boards shall reasonably determine.

5. Termination of Services. The Executive’s engagement hereunder shall terminate under the following circumstances:

(a) Termination by Executive. The Executive may terminate his engagement hereunder at any time upon thirty (30) days prior written notice to the Company. In that event, the Companies shall pay to the Executive any fees and expenses accrued through the date of termination and shall not have any further obligation or liability to the Executive.

(b) Termination by the Companies without Cause. The Companies may terminate this Agreement without Cause (as defined below) at any time upon fifteen (15) days prior written notice to the Executive. In that event, the Companies shall pay to the Executive the sum of (i) any fees and expenses accrued through the date of termination, and (ii) $20,000, and shall not have any further obligation or liability to the Executive.

(c) Termination by the Companies in the event of the Executive’s Death. In the event of the Executive’s death during the term hereof, the Executive’s engagement hereunder shall immediately and automatically terminate. In that event, the Companies shall pay to the Executive’s estate any fees and un-reimbursed business expenses accrued through the date of death that may be payable to the Executive following his death pursuant to Section 4 herein.

(d) Termination by the Companies for Cause. The Companies may terminate the Executive’s engagement hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Boards in their reasonable and good faith judgment, shall constitute Cause for termination: (i) the commission by or indictment of the Executive for (A) a felony, or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made), (ii) failure to perform to the reasonable satisfaction of any of the Boards a substantial portion of the

Executive’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of such Board, after written notice given to the Executive by such Board, (iii) gross negligence, willful misconduct or insubordination of the Executive with respect to the Companies, or (iv) material breach by the Executive of any of the provisions of this Agreement. Upon the giving of notice of termination of the Executive’s engagement hereunder for Cause, the Companies shall not have any further obligation or liability to the Executive, other than for fees earned and unpaid and un-reimbursed business expenses outstanding at the date of termination.

6. Effect of Termination. Upon termination pursuant to Section 5, all obligations and provisions of this Agreement shall terminate except with respect to any accrued and unpaid monetary obligations, and except for the provisions of Section 7 through (and inclusive of) Section 12 hereof, which shall survive termination. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any termination benefit under this Agreement unless the Executive (i) enters into a valid and irrevocable release of all claims against the Companies and any affiliate of the Companies, in a form then reasonably acceptable to the Companies, (ii) resigns from any and all positions that the Executive then holds with the Companies and any affiliate of the Companies, and (iii) complies with the covenants set forth in Section 7.

7. Executive’s Covenants.

(a) Confidential Information. The Executive understands and agrees that the Executive’s engagement hereunder creates a relationship of confidence and trust between the Executive, on the one hand, and the Companies, on the other hand, with respect to all Confidential Information (as defined below). At all times, both during the Term and after the termination of the Executive’s engagement hereunder for any reason, the Executive shall keep in confidence and trust all such Confidential Information and, except as required by law, shall not use or disclose any such Confidential Information other than for the benefit of the Companies, as the case may be, without the written consent of the Companies.

(b) Documents and Records. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Companies or are produced by the Executive in connection with the Executive’s engagement hereunder will be and remain the sole property of the Companies. The Executive will return to the Companies all such materials and property as and when requested by either of them. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s engagement hereunder for any reason.

(c) Nonsolicitation. At all times while the Executive is consulting to or employed by the Companies, and for a period of six (6) months after termination for any reason, the Executive (i) shall refrain from, directly or indirectly, recruiting or otherwise actively soliciting, inducing or influencing any person to leave employment with any of the Companies or any of their respective affiliates and (ii) shall refrain from actively soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Companies or any of their respective affiliates other than actions taken by the Executive in good faith in the ordinary course of business during the course of the Executive’s engagement hereunder. Nothing contained in this Section 7(c) shall restrict the Executive from advertising employment opportunities to the general public or from hiring individuals who have not been directly or indirectly actively solicited, induced or influenced by the Executive to leave employment with the Companies or any of their respective affiliates.

(d) Non-Disparagement. During and after the Term, the Executive agrees that he shall not make any false, defamatory or disparaging statements about any of the Companies, any of their affiliates or any of their officers or directors.

(e) Acknowledgement. The Executive acknowledges and further agrees that the restrictions set forth in this Section 7 are intended to protect the Companies’ interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. The Executive further acknowledges and agrees that any breach of this Section 7 shall warrant and justify any remedy available to the Companies at law or in equity.

8. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose or use any proprietary information of a third party without such party’s consent.

9. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 9 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Confidential Information” means information belonging to any of the Companies or any of their affiliates that is of value to the Companies in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to any of them. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been discussed or considered by the management of the Companies. Confidential Information includes information developed by the Executive in the course of the Executive’s engagement hereunder, as well as other information to which the Executive may have access in connection with the Executive’s engagement. Confidential Information also includes the confidential information of others, including suppliers and customers, with which any of the Companies has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(a) of this Agreement.

(b) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

10. Indemnification; Insurance.

(a) Indemnification. To the maximum extent permitted under applicable law, the Companies shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures that may be incurred by the Executive in his capacity as an employee of the Companies or arising from his consulting services to the Companies as described in this Agreement. The provisions of this Section 10 shall survive the termination of this Agreement.

(b) Insurance. During the Term, the Companies shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by the Companies to insure the Companies’ directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Companies or service in other capacities at the request of the Companies. The coverage provided to the Executive pursuant to this Section 10 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Companies or any successors.

11. Limitation on Payments. It is the intention of the Companies and the Executive that no payments by the Companies to or for the Executive’s benefit under this Agreement or any other agreement or plan pursuant to which the Executive is or has been entitled to receive payments or benefits of any kind or nature in the past, now or in the future from the Companies shall be non-deductible to the applicable Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended, relating to parachute payments. Accordingly, notwithstanding any other provision of this Agreement or any such other agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the applicable Company, such payments shall be reduced to the maximum amount which can be deducted by the applicable Company.

12. Miscellaneous. Neither the Companies nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Companies may assign their rights and obligations under this Agreement without the consent of the Executive in the event that the Companies shall hereafter effect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Companies and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Companies or, in the case of the Companies, at the Bank’s principal place of business, to the attention of the Board Chair, or to such other address as either party may specify by notice to the other actually received. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s consulting relationship with the Companies. This Agreement may be amended or modified, and provisions herein waived, only by a written instrument signed by the Executive and by an expressly authorized representative of each of the Companies. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts and in accordance with applicable federal law.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the parties as of the date first above written.

EXECUTIVE	STRATA BANK

/s/ Edward A. Hjerpe, III	By:	/s/ Eugene R. Liscombe
Edward A. Hjerpe, III		Eugene R. Liscombe

SERVICE BANCORP, INC.

	By:	/s/ Eugene R. Liscombe
Eugene R. Liscombe

SERVICE BANCORP, MHC

	By:	/s/ Eugene R. Liscombe
Eugene R. Liscombe

Exhibit A

Other Clients

1. Federal Home Loan Bank of Seattle

2. Smith Breeden Associates

Board Services

1. St. Anselm College

2. Dental Service of Massachusetts Inc. (d/b/a Delta Dental of Massachusetts)

3. United Way of Greater Fall River, MA